Item 77C: Matters Submitted to
a Vote of Securities Holders

A Special Meeting of
Shareholders of
Federated GNMA Trust
(the ?Trust?)
was held on October 28, 2013. On
August 29, 2013, the record
date for
shareholders voting at the
meeting,
there were 36,826,187.917 total
outstanding shares of the
Trust.
     The following item was
considered
by shareholders of the Trust
and the
results of their voting were
as follows:
AGENDA ITEM
Proposal to elect certain
Trustees of the
Trust:1

Name
For
Withheld
John T. Collins
23,851,572.470
45,656.504
Maureen Lally-Green
23,857,956.702
39,252.272
Thomas M. O?Neill
23,857,956.702
39,252.272
P. Jerome Richey
23,857,956.702
39,252.272
1	The following Trustees
continued their
terms:
John F. Donahue, J. Christopher
Donahue, Maureen Lally-Green (having
been previously appointed by the
Board), Peter E. Madden, Charles F.
Mansfield, Jr., Thomas M. O?Neill
(having been previously appointed by
the Board), and John S. Walsh.






		US_ACTIVE-114268102.1-
TLKERR 03/28/2014